Exhibit 10.13


                              MUREX DIAGNOSTICS LIMITED
                                       DARTFORD
               -----------------------------------------------------
                                      Memorandum
               -----------------------------------------------------



     Date:     12th January 1996
     From:     Mr D Tholen
     To:       Mr P Silveston


               Dear Mr Silveston,

               Murex Diagnostics Limited (the "Company"), considers the establishment and maintenance of sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that the possibility of a Change in Control (as defined below) may arise and that such possibility, and the uncertainty and questions which may arise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the
               Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in circumstances arising from the possibility of a Change in Control of the Company's holding company, International Murex Technologies Corporation ("IMTC"). In particular, the Board believes it is important, should IMTC or its shareholders receive a proposal for transfer of control of IMTC, that you be able to assess and advise the Board whether such approval would be in the best interest of the company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

               In order to induce you to remain in the employ of the Company, this letter ("Agreement"), which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to you in the event that your employment with the Company is terminated subsequent to a Change in Control of IMTC under the circumstances described below. In the event of a Change in Control, all payments made pursuant to this Agreement will exclude any redundancy and/or contractual notice provisions that exceed statutory notice provisions. In addition, all statutory notice provisions will be deemed to be included in payments made pursuant to the terms of this Agreement. The terms of this Agreement are hereby incorporated into your contract of employment.

                                                                  cont/......

               IMTC shall establish an irrevocable grantor trust and make contributions thereto sufficient to satisfy its obligations of this Agreement immediately upon an event which constitutes a Change in Control (as defined below).

               1.        Change in Control
                         -----------------

                         For  purposes  of  this   Agreement,  a  "Change   in
                         Control" means and shall be deemed to occur if any of the following occurs:

               1.1 An acquisition, after September 1, 1995, by an individual, entity or group of beneficial ownership of 20% or more of either (i) the outstanding shares of common stock, no par value, of IMTC (the "Common Shares"), or (ii) the combined voting power of the voting securities of IMTC entitled to vote generally in the election of directors (the "Voting Securities");

               1.2 The board of directors of IMTC ceases to comprise a majority of directors who either were holding office on September 1, 1995 or were appointed after September 1, 1995 with the approval of the majority of the directors holding office on September 1, 1995;

               1.3 Approval by the shareholders of IMTC of (i) a tender offer to acquire 20% or more of the Common Shares or Voting Securities, (ii) a reorganization, (iii) a merger, or (iv) a consolidation, other than a reorganization, merger or consolidation with respect to which all or substantially all of the individuals and entities who were the beneficial owners, immediately prior to such reorganization, merger or consolidation, of the Common Shares and Voting Securities beneficially own, directly or indirectly, immediately after such reorganization, merger or consolidation, more that 80% of the then outstanding Common Shares and Voting Securities (entitled to vote generally in the election of directors) of IMTC resulting from such reorganization, merger or consolidation in substantially the same proportions as their respective ownership, immediately prior to such reorganization, merger or consolidation, of the Common Shares or Voting Securities;

               1.4 The passing of a resolution to wind up IMTC and the approval by the IMTC board or IMTC's shareholders of the sale or other disposition of all or substantially all of the assets of IMTC.

                                                                  cont/......

               2.        Compensation during Disability
                         ------------------------------

                         During any period you are still employed following a Change in Control that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your basic salary at the rate then in effect and any other benefits or awards shall continue to accrue during such period.

               3.        Termination following a Change in Control
                         -----------------------------------------

                         In this paragraph, the following words shall have the following meanings:

               3.1       Disability: means your absence from your duties with
                         ----------
                         the Company on a full-time basis for ninety (90) consecutive days or an aggregate of ninety (90) days in any one calendar year as a result of your incapacity due to physical or mental illness UNLESS within thirty (30) days after notice of termination is given to you following such absence, you shall have returned to the full-time performance of your duties pursuant to a doctor's written release;

               3.2       Cause: means
                         -----

               3.2.1 The willful and continued failure by you to perform materially your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) after a written notice for such performance is delivered to you by the President or the Board of the Company prior to any Change of Control which specifically identifies the manner(s) in which the President or the Board believes that you have not performed such material duty;

               3.2.2 The willful engaging of you in illegal conduct which is materially and demonstrably injurious to the Company; or

               3.2.3 A criminal conviction (other than under the Road Traffic Act).

               3.3       Good Reason: means
                         -----------

               3.3.1     Termination  by  you   during  the  first  (1st)   or
                         thirteenth (13th) month of a Change in Control of the Company;

                                                                  cont/......

               3.3.2 A determination by you, in your reasonable judgment, that there has been a material adverse change in your status or position(s) as a senior manager of the Company during the first month immediately after the Change in Control, including, without limitation, a diminution of your duties or responsibilities or the assignment to you of any duties or responsibilities which are inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or re-elect you to, such position(s);

               3.3.3 A reduction by the Company in your basic salary from that in effect immediately prior to the Change in Control;

               3.3.4 The failure by the Company to continue in effect any scheme or plan including pension plan in which you are participating at the time of the Change in Control (or plans providing you with at least substantially similar benefits) or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such scheme or plan on at least as favorable a basis to you as is the case on the date of the Change in Control or which would materially reduce your benefits in the future under any of such scheme or plans or deprive you of any material benefit enjoyed by you at the time of the Change in Control;

               3.3.5     A reduction in your holiday entitlement;

               3.3.6 The Company's requiring you to be based at any office which is greater than fifty (50) miles from where your offices is located immediately prior to the Change in Control;

               3.3.7 Any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the Change in Control, you were permitted by the Board to attend or to engage in.

               3.4       In the event of:

               3.4.1     A Change in Control;

               3.4.2 Your employment with the Company being terminated within twenty-four (24) months after such Change in Control; and

               3.4.3 Such termination is not because of your death, by the Company for Cause or Disability, or by you other than for Good Reason cont/......

               You shall be entitled to the following:

               3.4.4 All outstanding emoluments and benefits to the date of termination;

               3.4.5     An amount in cash equal to:

               3.4.5.1 The higher of two times (i) your annual basic salary on the date of termination, or (ii) your annual basic salary in effect immediately prior to the Change in Control, plus

               3.4.5.2 An amount equal to two times the average of the bonuses, if any, awarded to you in each of the three calendar years immediately preceding the date of termination, plus

               3.4.5.3 An amount equal to two times the annual value of the benefits enjoyed by you and your family with your employment (including without limitation a company car, expenses, insurance contributions of whatever nature, (Company contribution to pension plan etc.) on the date of termination or immediately prior to the Change in Control whichever is the higher,

               3.4.5.4 Provided always that if you employment is terminated by you in the thirteenth (13th) month for Good Reason as defined in clause 3.3.1, those items included in this paragraph 3.4.5 shall be limited to the annual value.

               3.4.6 Reimbursement of all documented incidental outplacement expenses directly related to your job search as resume mailing, interviewing trips, and clerical support, subject to a maximum sum of 15,000 English pounds.

               3.4.7 The amount of any payment provided for in this paragraph shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by you as the result of employment by another employer after the date of termination, or otherwise.

               3.5 For purposes of this paragraph 3, the date of termination of your employment will be:

               3.5.1     The date you give notice of termination, or

               3.5.2 90 days after the date the Company gives notice of termination.

                                                                  cont/......

               If this letter correctly sets forth our Agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of the letter which then constitute our Agreement on this subject.


               Very truly yours,

               MUREX DIAGNOSTICS LIMITED

                /s/ J. David Tholen

               J. David Tholen
               President and CEO



               AGREED TO AND ACCEPTED:


               By      /s/ R. Peter Silveston
                    -----------------------------


               Date    12th January 1996
                    -----------------------------